                                  EXHIBIT 10.14

ARIAD PHARMACEUTICALS, INC. HAS OMITTED FROM THIS EXHIBIT 10.14 PORTIONS OF THE AGREEMENT FOR WHICH ARIAD PHARMACEUTICALS, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                              AMENDED AND RESTATED

                                    AGREEMENT

Effective as of December 12, 1997, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD") and ARIAD GENE THERAPEUTICS, a Delaware corporation having a principal place of business at 26 Landsdowne Street, Cambridge, MA 02139 ("AGT"), agree as follows:

1.    BACKGROUND

      1.1. STANFORD and the President and Fellows of Harvard College ("HARVARD") ("LICENSORS") have an assignment of those patent applications set forth on Exhibit A ("Invention(s)"), and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

      1.2. LICENSORS own certain proprietary materials and information as herein defined ("Technology") pertaining to the subject matter of the Licensed Patents.

      1.3. STANFORD has entered into an agreement with HARVARD granting STANFORD authority to act on HARVARD's behalf and to bind HARVARD in licensing HARVARD's rights in Invention(s), Licensed


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            Patent(s) and Technology. A copy of that agreement between STANFORD and HARVARD is attached hereto as Exhibit B.

      1.4. LICENSORS desire to have the subject matter of the Licensed Patent(s), Invention(s) and Technology perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

      1.5. LICENSORS granted AGT a license under said Invention(s), Technology and Licensed Patent(s) to develop, manufacture, use, and sell Licensed Product(s) in the fields of use of human and veterinary healthcare, genetically engineered animals and plants and research reagents under an Agreement effective as of January 1, 1994, which was amended on July 3, 1996 (collectively, the "License Agreement").

      1.6. The parties hereto desire to further amend and restate the License Agreement.

      1.7. The Invention(s) was made in the course of research conducted by the Howard Hughes Medical Institute ("HHMI") in affiliation with Stanford University and with research support from the National Institutes of Health at Harvard College.

2.    DEFINITIONS

      2.1. "Licensed Patent(s)" means those United States Patent Applications and international patent applications set forth on Exhibit A; and/or any divisional, continuation, continuation-in-part, reissue, reexamination or foreign counterpart application which claim inventions disclosed in any of the foregoing applications; and any United States and/or foreign patent(s) and any extensions thereof, which may be granted upon, claim the priority of or claim inventions disclosed in any of the foregoing.

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      2.2.  "Technology" means LICENSORS' proprietary rights, if any, in tangible materials and information which pertain to the invention(s) disclosed in the Licensed Patents and/or Invention(s), which are conceived and/or reduced to practice as of the Effective Date, which arise out of the research by Drs. Schreiber and Crabtree, and which may be provided by Licensors to AGT, subject to sponsors' rights if any.

      2.3. "Licensed Product(s)" means any product in the Licensed Field of Use, the manufacture, use, or sale of which would infringe a valid claim of an issued, unexpired Licensed Patent(s); is covered by a pending claim of a Licensed Patent for which there is a reasonable good faith expectation of issuance; and/or which embodies any of the Technology. A claim of issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a patent office or court of competent jurisdiction.

      2.4. "Net Sales" means the amount of gross revenue received by the Seller of the Licensed Product as a result of sales of Licensed Product(s) to independent third parties by AGT and/or sublicensees and/or Co-venturers, less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by AGT and/or sublicensee(s) and/or Co-venturers and are separately billed or accounted for:

            (a) customary discounts and rebates actually allowed or granted from the amount billed;

            (b)   credits or allowances granted upon claims or returns;

            (c) packing, insurance and freight charges paid by AGT and/or sublicensee(s) and/or Co-venturers;

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            (d)   import, export, sales, use, excise or other taxes, customs duties, or other governmental charges levied on or measured by the selling price and included in the billing price whether absorbed by AGT and/or sublicensee(s) and/or Co-venturers or their customers; and

            (e) all royalties and other fees required for making, using, or selling Licensed Product(s) which are paid to third parties by AGT and/or sublicensee(s) and/or Co-venturers.

            Net Sales shall not include any transfers of Licensed Products made in connection with preclinical or clinical studies.

      2.5. "Research Reagents" means Licensed Product(s) which are sold for in vitro laboratory research purposes only.

      2.6. "Licensed Field of Use" means human and veterinary healthcare, genetically engineered animals and plants and Research Reagents.

      2.7.  "Licensed Territory" means worldwide.

      2.8. "Exclusive" means that, subject to Paragraph 3.4 and Article 4, STANFORD shall not grant any further commercial license in the Licensed Territory in the Licensed Field of Use.

      2.9. "First Commercial Sale" shall mean the first sale in a given country by AGT or a sublicensee or Co-venturer thereof to an unrelated third party, in an arms-length transaction, following receipt of all relevant governmental regulatory approvals which may be necessary for commercialization of said Licensed Product, of a Licensed Product in a final package form ready for use by the ultimate consumer as a human therapeutic agent. The term "First Commercial Sale" shall not include (i) a cost recovery sale made by AGT, or a sublicensee or Co-venturer of

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            AGT, under an investigational regulatory submission; and (ii) sales and disposals, without charge, for experimental purposes or for purposes of clinically or otherwise testing any Licensed Product(s).

      2.10. "Manufacturing Profit" shall mean the price at which Licensed Products are [*].

      2.11. "Co-venturer" means Genovo, Inc. when operating under the AGT-Genovo Agreement or any other third party entity with which AGT participates in the sale of Licensed Product(s) pursuant to a joint venture agreement, notice of the execution of which has been provided to STANFORD (a "Joint Venture Agreement"). A Co-venturer may or may not also be [*].

      2.12. "Joint Venture Percentage" means the portion of [*] due to either AGT or a Co-venturer pursuant to a Joint Venture Agreement. AGT's Joint Venture Percentage in the AGT-Genovo Agreement, as defined below, [*].

      2.13. "AGT-Genovo Agreement" means the Joint Venture Agreement dated February 14, 1997 between AGT and Genovo, Inc.

      2.14. "Effective Date" means January 1, 1994.

3.    GRANT

      3.1. STANFORD hereby grants to AGT, and AGT hereby accepts, an Exclusive license under LICENSORS' rights in the Licensed Patent(s), Invention(s) and the Technology, to make and have made, use and have used, sell and have sold Licensed Product(s), and/or to otherwise engage in research, development and commercial activities relating to the Licensed Patent(s), Invention(s) and/or Technology within the Licensed Field of Use and Licensed Territory. Subject to the royalty obligations set

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            forth in Paragraphs 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10 below, STANFORD hereby further grants to AGT the right to grant to purchasers and users of the Licensed Products immunity from suit for infringement of the Licensed Patents in their use of such materials. Said license shall include the right to grant sublicenses in accordance with
            Article 14 hereunder.

      3.2. The initial term of said license shall commence on January 1, 1994 and shall extend for a [*] following the date of First Commercial Sale, augmented by the length of any patent term extension awarded in connection with the Licensed Patent(s) in the United States, but not to exceed life of Licensed Patent(s), or unless sooner terminated under Article 15 hereunder (the "Initial Term"). AGT agrees to promptly inform STANFORD in writing of the First Commercial Sale.

      3.3. At the end of the Initial Term, said license shall be extended for [*], unless and to the extent that STANFORD can demonstrate that AGT has not diligently pursued commercialization of, or will not effectively commercialize the Licensed Product(s). Such extension(s) shall not be unreasonably denied by STANFORD. The parties agree to discuss such extension about twelve (12) months prior to the conclusion of the Initial Term.

            In the event of any such demonstration, AGT shall be provided reasonable prior written notice and a reasonable opportunity to refute or cure the basis for STANFORD's concern. In the event of timely refutation or cure by AGT, the exclusive license shall be extended for renewable [*].

            Should the exclusive license not be extended in its entirety due to a demonstrated inadequacy, said license shall become non-exclusive with respect to the scope of the demonstrated inadequacy until expiration of the last to expire of Licensed Patent(s).

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      3.4.  STANFORD and HARVARD and the inventors shall have the right to practice the Invention(s) and use the Technology solely for non-commercial research purposes, whether by themselves or in collaboration with third party academic or not-for-profit research institutions. STANFORD and HARVARD and the inventors shall have the right to publish any information included in Technology. STANFORD and HARVARD and the inventors shall have the right to provide any tangible materials included in Technology to third party academic or not-for-profit research institutions under the terms of a material transfer agreement in substantially the form which has been provided to AGT. However, no rights shall be granted by STANFORD or HARVARD to any inventions or technology incorporating or utilizing such materials for any commercial purpose. STANFORD shall use its reasonable efforts to have the inventors provide a list of all such material transfer agreements to AGT on a quarterly basis and to provide AGT with copies of any such agreements which differ materially from the form provided to AGT, as well as copies of such other agreements as AGT shall reasonably request.

      3.5. STANFORD and HARVARD agree that future inventions and discoveries from the laboratories of Drs. Crabtree and Schreiber (including but not limited to modes of synthesis, synthetic or natural analogs, antagonists, precursors, constructs or artificial receptors) not already disclosed in and expressly covered under Licensed Patent(s) and/or Technology may be useful to AGT in the development and/or commercialization of a Licensed Product(s). Subject to STANFORD's and HARVARD's obligations to sponsors of research, STANFORD and HARVARD will, as soon as practicable, bring any such new invention and discovery to AGT's attention and provide AGT a reasonable non-exclusive opportunity to negotiate a license therefor.

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

      3.6. Nothing in this Agreement shall be construed so as to restrict the rights of Drs. Crabtree or Schreiber to publish the results of their work.

4.    SPONSORS' RIGHTS

      This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be "manufactured substantially in the United States," as well as certain obligations to HHMI (attached hereto as Exhibit C) and AGT agrees to take all reasonable action necessary on its part as licensee to enable STANFORD and HARVARD to satisfy their obligations thereunder, relating to the subject matter of the Licensed Patents.

5.    DILIGENCE

      5.1. The parties agree that the use of all reasonable efforts and diligence in the development, manufacture, and sale of Licensed Product(s) and in the development of markets for the Licensed Product(s) is of mutually critical importance. STANFORD and AGT agree that achievement of the following development milestones shall constitute diligence on the part of AGT during the initial exclusive license period:

            (a)   [*] of an embodiment of the [*];

            (b) Submission of a development plan or equivalent covering commercialization of genetically engineered animals and products for human healthcare by AGT or sublicensee(s) or Co-venturers by [*];

            (c) Submission of a development plan or equivalent detailing the time lines and other appropriate information for the development of genetically engineered plants and products for veterinary healthcare by [*];

            (d)   [*];

            (e) Submission of an updated business plan or equivalent detailing the specific indications, time lines and other appropriate information for the development and approval of human pharmaceuticals, as well as indicating how products for the veterinary healthcare and genetically engineered animal markets may be developed using information derived from human pharmaceutical product lines, by [*];

            (f) Submission to the Food and Drug Administration by [*] of a PLA or equivalent application for marketing approval .

      Both parties agree that achievement of these diligence milestones is subject to uncertainties regarding the availability of [*]; social, medical and ethical issues regarding gene therapy, territorial or legal restrictions on the use of biotechnology products, the regulatory climate and approval process, pricing or other government restrictions on certain pharmaceutical products, in addition to unforeseen difficulties which may arise in reducing the technology to practice for commercialization. Therefore, the parties agree to discuss and, if appropriate, rewrite said milestones upon AGT's notice to STANFORD on or about [*] or at any other time upon mutual agreement of the parties.

      Unless AGT can demonstrate diligent pursuit and progress toward commercial development of Licensed Product(s) (itself or through sublicensees or Co-venturers), STANFORD may cause the license agreement to revert to non-exclusive status, but only with respect to the scope of the inadequacy. Any such reversion shall involve

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      reasonable written notice and a reasonable opportunity for AGT to refute or cure the basis for STANFORD's concern.

      5.2. In addition to the foregoing, AGT agrees to use reasonable efforts to make the first sale of a Research Reagent as quickly as possible by or before [*], with the understanding that

            (a) any sale of a Research Reagent should be made only after [*], including the [*], such that the sale of Research Reagents will [*];

            (b) prior to the issuance of a relevant patent based on the Licensed Patent(s), sales of Research Reagents by unlicensed, third party competitors may substantially diminish the commercial feasibility and/or volume of sales of Research Reagents by or for AGT;

            (c) distribution by STANFORD and/or HARVARD of Research Reagents to third parties other than actual non-commercial collaborators may substantially diminish the commercial feasibility and/or volume of sales of Research Reagents by or for AGT; and,

            (d) AGT may be prohibited from making, using and/or selling certain Research Reagents by virtue of third party patents;

      and that upon the occurrence of situations such as the foregoing which may be beyond AGT's control and may delay the sale of Research Reagents under this Agreement in spite of AGT's reasonable efforts, the parties shall meet to discuss a reasonable alternative timeline or framework for the distribution of Research Reagents hereunder.

      5.3. Progress Report - On or before January 1 of each year until AGT markets a Licensed Product(s), AGT shall make a written annual report to

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            STANFORD covering the preceding year, regarding the progress of AGT and its sublicensees and Co-venturers toward the commercialization of Licensed Product(s). Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the United States Government and to ascertain progress by AGT and its sublicensees and Co-venturers toward meeting the diligence requirements of this Article 5.

6.    ROYALTIES

      6.1. AGT agrees to pay to STANFORD a non-creditable, non-refundable license issue royalty of [*] within thirty (30) days following the Effective Date.

      6.2. AGT also agrees to hold in the names of STANFORD and HARVARD for a period not to exceed two (2) years after the Effective Date, One Hundred Eighty Thousand (180,000) shares of AGT's common stock for each institution (which number may be adjusted to reflect any stock split so long as the total number of shares to both universities taken together represents three percent (3.0%) of the initial capitalization of AGT), which shares shall be transferred to each institution upon request.

            The certificates representing the shares to be issued will contain a legend providing that the securities represented thereby have not been registered under the Securities Act of 1933 (the "ACT"), as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except (i) pursuant to an effective registration statement under the ACT or such laws or (ii) if, in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for AGT an exemption from registration under such Securities Act and

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            such laws is available. The stock shall not, without AGT's prior written consent, be transferable until one year after AGT's initial public offering, if any.

      6.3.  In addition, AGT shall pay license milestone royalties as follows:

            (a)   [*] on the first to occur of:

                  [*];  or

                  [*];

            (b)   [*] on the first to occur of:

                  [*]; or

                  IND filing in the United States by or on behalf of AGT for a product covered by Licensed Patent(s);

            (c)   [*] on the first to occur of:

                  [*]; or

                  Submission by AGT of the first Product License Application
                  (PLA) in the United States for a product covered under Licensed Patent(s);

            (d) [*] upon the first approval in the United States of a PLA (or its functional equivalent) filed by AGT for a product covered by the Licensed Patent(s); and

            (e) [*] for issuance of the first Licensed Patent in the United States which contains one or more claims which would be infringed by the making, using or selling by a third party of products or services which would compete with a Licensed Product(s) in the field of human and veterinary healthcare.


                                      -12-

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      6.4.  Beginning [*] and each January 1 thereafter prior to its receipt of official written approval of a Product License Application (PLA) for the first human therapeutic Licensed Product in the United States, AGT also shall pay to STANFORD an annual license maintenance royalty of [*]. Such annual license maintenance royalties shall be nonrefundable, but shall be [*] creditable against earned royalties to the extent provided in Paragraph 6.14.

            Beginning with the first calendar year following said receipt of official written approval of said PLA, said annual license maintenance royalty shall increase to [*]. Such annual license maintenance royalties shall be nonrefundable, but shall be [*] creditable against earned royalties in the year in which said earned royalties are due.

            No annual license maintenance royalty shall be due in the years in which payments are also made under 6.3(a) and/or 6.3(b) above.

      6.5. Subject to Sections 6.6, 6.9 and 6.10, AGT shall also pay STANFORD earned royalties on Net Sales resulting from sales of Licensed Product by AGT and/or its Co-venturers as follows:

            On Net Sales of Licensed Product(s) covered only by one or more pending, unissued claims of the Licensed Patent(s):

            (a) [*] on such Net Sales of Licensed Products other than Research Reagents for sales made before [*] after which no such royalty obligations exist until such time as Licensed Patent(s) issue containing one or more claims which would be infringed by the making, using or selling of such Licensed Product(s); and

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            (b)   [*] on such Net Sales in which the Licensed Product(s) are
                  Research Reagents;

            On Net Sales of Licensed Product(s) in any country to the extent that manufacture or sale of such Licensed Product(s) would infringe a valid claim of an issued, unexpired Licensed Patent in that country or the country of manufacture:

            (a) [*] in Net Sales per year of Licensed Product(s) other than Research Reagents;

            (b) [*] on amounts in excess of [*] in Net Sales per year of Licensed Product(s) other than Research Reagents; and

            (c)   [*] of Net Sales of Research Reagents.

      6.6. Nothwithstanding any other provision of this Agreement including, without limitation, Paragraph 6.5 above,

            (a) the royalty payable to STANFORD with respect to Net Sales resulting from sales of Licensed Product by AGT or a Co-venturer or by a sublicensee of AGT of a Licensed Product [*]; provided, however, that [*] covered by Paragraphs 14.6(a)(i) and 14.6(b)(i) below with respect to such sublicense.

            (b) the royalty payable to STANFORD with respect to Net Sales resulting from sales of Licensed Product by AGT or a Co-venturer of a Licensed Product for which [*] shall be made pursuant to Paragraph 6.5 above based on [*].

      6.7. For any sublicenses of the type described in Paragraph 14.5, AGT shall also pay STANFORD royalties on Net Sales resulting from sales of

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


            Licensed Product by its sublicensee(s) who are not Co-venturers in accordance with the terms of Paragraph 6.5 and 6.6 above.

      6.8. Subject to Section 6.16, for any sublicenses entered into [*], of the type described in Paragraph 14.6, AGT shall also pay STANFORD royalties on the Net Sales resulting from sales of Licensed Product by its sublicensee(s) who are not Co-venturers in accordance with the terms of Paragraph 6.5 and 6.6(a) above. Payment of royalties with respect to sales of Licensed Product by sublicensees under sublicenses of the type described in Paragraph 14.6 entered into [*] shall be governed by Paragraph 14.6.

      6.9. Notwithstanding any other provision of this Agreement including, without limitation, Paragraph 6.5 above, for sales of Licensed Product(s) by AGT, and/or its Co-venturers, to third party strategic partners for resale, in lieu of any payment based on the transfer price of the Licensed Product to the strategic partner, AGT shall pay to STANFORD a royalty of [*] received and retained by AGT for such Licensed Product. This payment shall be in addition to any payment due as a result of any royalties paid by strategic partners to AGT and/or its Co-venturers with respect to such Licensed Product(s).

      6.10. Notwithstanding anything in this Article 6 or Article 14 to the contrary, for any Licensed Product which is a Licensed Product solely because of the use of Licensed Patents or Technology in the manufacture of such Licensed Product, but where the [*], AGT shall pay STANFORD a royalty of [*].

      6.11. No multiple royalties shall be due in the event that a Licensed Product(s) is covered by more than one claim of the Licensed Patent(s).

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

      6.12. Notwithstanding any other provision herein, AGT's obligation to pay earned royalties hereunder shall terminate upon the latter of:

            (a)   [*] , if no relevant Licensed Patent(s) issues; or

            (b) For so long as AGT, by its activities would, but for the license granted herein, infringe a valid claim of an issued, unexpired Licensed Patent(s).

      6.13. Upon conversion by STANFORD of this Exclusive license to non-exclusive status with respect to any Licensed Product(s) in the field of human and veterinary healthcare, the royalties due hereunder on Net Sales of such Licensed Product(s) shall be reduced to [*] upon the execution by STANFORD and/or HARVARD of any license to a third party which would permit the making, using and/or selling of one or more products which could compete with Licensed Product(s). STANFORD agrees to promptly notify AGT of the execution of any such third party license. All other royalties shall remain at their respective levels, provided, however, that if STANFORD or HARVARD grant any license to one or more third parties under the Licensed Patent(s), under royalty rates which are less than those set forth in this Agreement as modified by this Paragraph, the royalties owed by AGT hereunder shall be reduced to the same level(s) as those of the third party agreement having the lowest royalty rate(s).

      6.14. Creditable payments under this Agreement may be applied against up to [*] of each earned royalty payment which AGT would be required to pay pursuant to Paragraphs 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10 above until the entire credit is exhausted.

      6.15. Any royalties payable by AGT pursuant to this Agreement shall be paid in United States Dollars. To the extent that royalties are accrued in accordance with Paragraphs 6.5, 6.6, 6.7, 6.8, 6.9 or
            6.10 upon Net Sales
            or Manufacturing Profit in a currency other than United States Dollars, the royalty statement required in accordance with Paragraph
            8.1 shall be accompanied by AGT's payment of royalty in United States Dollars, with conversion to be made at the rate published in the Wall Street Journal on the business day next following the end of the Calendar Quarter. All non-U.S. taxes related to royalty payments shall be paid by AGT and are not deductible from the payments due STANFORD provided that STANFORD use reasonable efforts to cooperate with AGT in obtaining any available waivers or abatements of such taxes.

      6.16. The parties shall meet on or before [*] to discuss in good faith whether the provisions in Paragraphs 6.8 and 14.7 should be [*].

7.    PATENT PROSECUTION

      7.1. STANFORD, HARVARD and AGT shall share responsibility for patent prosecution as follows: AGT shall lead the management of prosecution of the Licensed Patent(s) using patent counsel reasonably acceptable to STANFORD and HARVARD, and AGT shall be responsible for all costs relating thereto. Counsel will directly notify STANFORD, HARVARD and AGT, and provide them copies of any official communications from United States and foreign patent offices relating to said prosecution. Counsel shall also provide STANFORD and HARVARD with copies of all relevant communications to the various patent offices, so that STANFORD and HARVARD may be informed and apprised of the continuing prosecution of the Licensed Patent(s). STANFORD and HARVARD shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of the Licensed Patent(s), including, without limitation, reasonable opportunity to review the abandonment of any Licensed Patent(s) or claims thereof, and AGT will use best efforts to incorporate STANFORD

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

            and HARVARD's reasonable suggestions regarding said prosecution. AGT shall use all reasonable efforts to amend any patent application to include claims reasonably requested by STANFORD and HARVARD to protect Licensed Product(s). No case will be abandoned without giving STANFORD and HARVARD reasonable notice and opportunity to pursue the application.

      7.2. Except as by mutual agreement between the parties, patent applications comprising the Licensed Patent(s) are to be filed in the major world markets which filing shall be satisfied by filing in the following patent offices: [*].

      7.3. If STANFORD and HARVARD can demonstrate that they are not being adequately informed or apprised of the continuing prosecution of Licensed Patent(s), or that they are not being provided with reasonable opportunities to participate in decision making as indicated in the above Paragraph, STANFORD and HARVARD shall assume lead management of the prosecution of the Licensed Patent(s), using patent counsel reasonably acceptable to AGT. STANFORD and HARVARD shall thereafter provide AGT with the same safeguards which STANFORD and HARVARD were due under Paragraph 7.1. Any such demonstration shall involve reasonable written notice and a reasonable opportunity for AGT to refute or cure the basis for STANFORD and HARVARD's concern. STANFORD and HARVARD agree to diligently prosecute or assist in prosecuting Licensed Patent(s).

      7.4. Within thirty (30) days after receipt of a statement from STANFORD, AGT shall reimburse STANFORD for all reasonable costs incurred by STANFORD prior to the Effective Date in connection with the preparation and filing of the Licensed Patent(s), which costs total [*].

      7.5. In the event that STANFORD and HARVARD assume lead management of the Licensed Patent(s) under Paragraph 7.3 above, AGT shall reimburse STANFORD for all reasonable costs incurred in the preparation, filing, prosecution and maintenance of the Licensed Patent(s) within thirty (30) days after receipt of a statement from STANFORD. STANFORD and HARVARD agree to use reasonable efforts to minimize such patent costs by whatever means necessary for the benefit of AGT, provided however, that the quality and scope of the Licensed Patent(s) shall not be jeopardized by such minimization.

8.    QUARTERLY REPORTS, PAYMENTS AND ACCOUNTING

      8.1. QUARTERLY EARNED ROYALTY PAYMENT AND REPORT - AGT shall notify STANFORD within sixty (60) days of the First Commercial Sale of a Licensed Product. Subsequently, AGT shall make written reports and earned royalty payments to STANFORD within ninety (90) days after the end of each calendar quarter in which royalties accrued under this Agreement. Each such report shall state the number, description, aggregate revenues from sales by AGT and/or its sublicensee(s) and/or its Co-venturers, deductions applicable to determine the Net Sales and the amount of the royalty due pursuant to Paragraphs 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10 hereof for said calendar quarter. If no sales were made, the report shall so state. Royalty payments based on good faith estimates by AGT shall be adjusted in the next subsequent quarter and shall be accompanied by an explanation of said adjustment. Concurrent with the making of each such report, AGT shall include the payment then due STANFORD. Late payments shall be subject to an interest charge of one and one half percent (1 1/2%) per month.

      8.2. ACCOUNTING - AGT agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition

                                     --19-
            of products sold or otherwise disposed of under the license herein granted. Such records will be kept in a format as required by Generally Accepted Accounting Principles and in sufficient detail to enable the royalties payable hereunder by AGT to be determined. STANFORD shall have the right to nominate an independent certified public accountant acceptable to AGT who may be permitted access to AGT's Records during reasonable business hours and upon reasonable notice given to AGT in advance of such visit, for the purpose of verifying the royalty payable as provided for in this agreement for the two preceding years, but this right may not be exercised more than once in any year, and the accountant shall agree in writing to hold in confidence such records except to the extent of verifying to STANFORD information relating solely to the accuracy of the royalty report and the royalty payments made according to this agreement. The entire cost for such inspection shall be borne by the STANFORD unless the audit shows that AGT has underpaid royalties due to STANFORD by more than five percent (5%) of the amount due according to such audit and such an underreporting is not corrected or correctable in the following quarter, whereupon AGT shall bear such reasonable cost of the audit. If an audit shows any underpayment or overpayment, a correcting payment or refund shall be made within thirty (30) days of receipt of verification by the party owing the same. Particular documents from which the accounting or royalties are determined need not be retained by the AGT for more than two (2) years after the completion of an audit thereof, if an audit has been requested, and, in any event, no more than three (3) years from their date of origin.

9.    NEGATION OF WARRANTIES

      9.1.  Nothing in this Agreement is or shall be construed as:

            (a) A warranty or representation by STANFORD or HARVARD as to the validity or scope of any Licensed Patent(s);

            (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any other patents, copyrights, and rights;

            (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 13;

            (d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or HARVARD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s); or

            (e) An obligation to furnish any technology or technological information other than that presented or described in the Licensed Patent(s).

      9.2. Except as expressly set forth in this Agreement, STANFORD AND HARVARD MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

      9.3. AGT agrees that nothing in this Agreement grants AGT any express or implied license or right under or to:

            (a) United States Patent No. 4,237,224, "Process for Producing Biologically Functional Molecular Chimeras"; United States Patent No. 4,468,464 and United States Patent No. 4,740,470, both entitled, "Biologically Functional Molecular Chimeras" (collectively known as the Cohen/Boyer patents), or reissues thereof; or

            (b) United States Patent 4,656,134 "Amplification of Eucaryotic Genes" or any patent application corresponding thereto.

10.   INDEMNITY

      10.1. AGT agrees to indemnify, hold harmless, and defend STANFORD, HARVARD, HHMI and Stanford University Hospital and their respective directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns against any and all claims arising from breach of this Agreement by AGT, any sublicensee(s) or Co-venturers, including without limitation any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), or Licensed Product(s) by AGT or sublicensee(s) or Co-venturers, or their customers, except as may be due solely to grossly negligent acts by STANFORD, HHMI and/or HARVARD.

      10.2. STANFORD, HARVARD and HHMI shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise.

            STANFORD and HARVARD and HHMI shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s).

      10.3. AGT shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

      10.4. In addition to the foregoing, AGT shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of AGT and its sublicensee(s). Such insurance shall provide minimum limits of liability considered to be standard for AGT's industry prior to human clinical trials.

            Commencing with human clinical trials of Licensed Product(s), AGT shall maintain such insurance with minimum limits of liability of [*] and shall include STANFORD, HARVARD, HHMI, Stanford University Hospital, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At STANFORD's request, AGT shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD. AGT shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of AGT shall be primary coverage; insurance of STANFORD, HARVARD, HHMI or Stanford University Hospital shall be excess and noncontributory. STANFORD acknowledges that the insurance specified in this Paragraph may be or become unavailable or unavailable on commercially practicable terms. In such event, STANFORD agrees to discuss with AGT commercially reasonable alternatives.

11.   MARKING

      Prior to the issuance of patents on the Invention(s), AGT agrees to mark Licensed Product(s) (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

12.   NAMES AND MARKS

      It is understood that the names of HARVARD, STANFORD and HHMI will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of AGT's business. The above described use will be deemed to be non-commercial uses. AGT agrees not to identify STANFORD, HARVARD or HHMI or to use the name of any STANFORD or HARVARD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD, HARVARD, HHMI or the Stanford University Hospital, in any commercial advertisement or similar material that is used to promote or sell products, without STANFORD'S, HARVARD'S, or HHMI's prior written consent, except that AGT may state that it has acquired this license from STANFORD and HARVARD.

13.   INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

      13.1. AGT and STANFORD shall promptly inform each other of any suspected infringement of any issued Licensed Patent(s) by a third party during the term of this Agreement. During the initial term of the Exclusive license provided in Paragraph 3.2 and for so long as the license of exclusive rights may be extended thereafter, STANFORD and AGT each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with this Article 13.

      13.2. Joint Action

            [*].

      13.3. Absent joint action pursuant to Paragraph 13.2, [*] in the first instance to (but not the obligation to):

            (a) bring any action for infringement of the Licensed Patent(s), provided that AGT will keep STANFORD advised with regard to any action that is brought or proposed to be brought;

            (b) defend any action relating to enforcement of the Licensed Patent(s);

            (c) bring such action in its own name, or, if in the opinion of counsel for AGT, that it is necessary or desirable, in the name of LICENSORS or in the names of LICENSORS and AGT; [*];

            (d)   [*];

            (e) settle the lawsuit, at it sole discretion; provided that (i) such settlement is not inconsistent with the terms of this Agreement; [*]; and [*].

            (f)   [*]; and

            (g) retain any monetary recovery in any action brought or proposed to be brought by (or defended by) AGT as a result of any judgment rendered in favor of AGT or collected as a result of any settlement of a lawsuit hereunder; provided, however, that sums, net of expenses of such litigation, that are collected by AGT on account of past infringing sales by such third parties shall be computed in accordance with Paragraphs 6.5 and 6.6 hereof [*] and that AGT further [*].

      13.4. Action by LICENSORS.

            In the event that AGT declines to take action against an infringer, and in the absence of an agreement to institute a suit jointly, STANFORD may institute suit, and, at its option, join AGT as a plaintiff. If STANFORD decides to institute suit, then it shall so notify AGT in writing. AGT shall have the right to join STANFORD in such suit pursuant to Paragraph 13.2. However, if AGT declines to do so and fails to notify STANFORD in writing, within thirty (30) days after the date of such notice, that it will join in enforcing the patent pursuant to the provisions hereof, AGT shall be deemed to assign to STANFORD all of AGT's rights, causes of action, and damages resulting from any such alleged infringement. STANFORD shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement it obtains from said infringer.

      13.5. Multiple Infringement.

            Notwithstanding any provision or implication to the contrary in this Agreement, neither party shall be obligated under this Article 13 to proceed against more than one infringer at a time.

      13.6. Should any of STANFORD, HARVARD or AGT commence a suit under the provisions of this Article 13 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and AGT.

14.   SUBLICENSE(s)

      14.1. AGT may grant sublicense(s) during the Exclusive period.

      14.2. If at any time [*], AGT has not commercialized or is not actively attempting to commercialize the Invention(s) in a potential and material market or market territory, AGT will attempt to:

            (a)   Identify a willing sublicensee reasonably acceptable to AGT;
                  and

            (b) Negotiate in good faith a sublicense(s) in such market or territory.

      14.3. Any sublicense(s) granted by AGT under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

            (a) Sublicense terms and conditions shall reflect that any sublicensee(s) shall not further sublicense [*]; and

            (b) The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement. Any such sublicense(s) also shall expressly include the provisions of Articles 8, 9, and 10 for the benefit of STANFORD, HARVARD and HHMI and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

      14.4. AGT agrees to provide STANFORD with a copy of all portions of sublicense agreement(s) which are relevant to STANFORD and

            HARVARD and to the obligations of AGT and its sublicensees thereto under this Agreement.

      14.5. If AGT grants sublicense(s) solely under LICENSORS' rights in the Licensed Patent(s), AGT shall pay to STANFORD:

            (a) In the case of sublicense(s) for the fields of human and veterinary healthcare or genetically engineered animals, [*] of the following revenue: all non-royalty income and all earned royalties on Net Sales for sublicensee(s) in excess of royalty due to STANFORD under Paragraph 6.7 which are actually received by AGT; and

            (b) In the case of sublicense(s) for the fields of Research Reagents or genetically engineered plants, [*] of the following revenue: all non-royalty income and all earned royalties on Net Sales of sublicensee(s) in excess of royalty due to STANFORD under Paragraph 6.7 which are actually received by AGT.

      14.6. The following provisions shall apply to sublicense(s) other than sublicense(s) covered in Paragraph 14.5 above granted to non-Co-venturers on or before [*]:

            (a) If AGT grants sublicense(s) other than sublicense(s) covered in Paragraph 14.5 above to non-Co-venturers, in the fields of human and veterinary healthcare or genetically engineered animals, under LICENSORS' rights in the Licensed Patent(s), then AGT shall pay to STANFORD: [*].

            (b) If AGT grants sublicense(s) other than sublicense(s) covered in Paragraph 14.5 above to non-Co-venturers, in the fields of Research Reagents or genetically engineered plants, under

                  LICENSORS' rights in the Licensed Patent(s), then AGT shall pay to STANFORD: [*].

            (c) Notwithstanding the foregoing, in no event will STANFORD be paid less than [*] of the Net Sales of AGT's sublicensees other than Co-venturers unless AGT elects, at its sole discretion, upon any execution of a sublicense to a non-Co-venturer hereunder, to pay STANFORD [*] covered by Paragraphs 14.6(a)(i) and 14.6(b)(i) above, in which case STANFORD shall receive [*].

            (d) Notwithstanding all of the foregoing, in the event that payments and earned royalties under sublicenses of LICENSORS' rights in the Licensed Patents are to be shared with Co-venturers under the AGT-Genovo Agreement or any other Joint Venture Agreements between AGT and Co-venturers, payments to STANFORD shall be made pursuant to Paragraphs 14.6(a)(i) and
                  (ii) above, or Paragraphs 14.6(b)(i) and (ii) above, if applicable, as modified by Paragraph 14.6(c), based on that portion of upfront cash payments, other license fee payments and earned royalties received by AGT after deduction of any amounts payable to any Co-venturer or retained by the Co-venturer. Accordingly, for sublicenses to third parties resulting from the joint venture between AGT and Genovo, Inc., payments under Paragraphs 14.6(a)(i) and (ii) shall be based [*].

            (e) For the avoidance of doubt, it is acknowledged and agreed that payments for [*] for the purposes of this Agreement.

      14.7. Subject to Paragraph 6.16, the following provisions shall apply to sublicense(s) other than sublicense(s) covered in Paragraph 14.5 above granted to non-Co-venturers after [*]: If AGT grants sublicense(s), other than sublicense(s) covered in Paragraph 14.5 above, to non-Co-venturers in the fields of Research Reagents or genetically engineered plants, under LICENSORS' rights in the Licensed Patent(s), then AGT shall pay to STANFORD [*] of the following non-royalty income: upfront cash payments and other license fee payments received by AGT in consideration of said sublicense(s).

15.   TERMINATION

      15.1. AGT may terminate this Agreement by giving STANFORD at least thirty
            (30) days prior written notice.

      15.2. STANFORD may terminate this Agreement on thirty days' prior written notice in the event of material breach by AGT in the substantial performance of its essential obligations hereunder, specifically including the payment of royalties and providing of reports, by causes and reasons within its control and responsibility (and not subject to force Majeure as set forth below), but only if AGT has not cured such breach or has not taken substantial steps toward curing such breach within sixty (60) days after written notice requesting the correction of such breach.

      15.3. Surviving any termination are:

            (a)   AGT's obligation to pay royalties accrued or accruable;

            (b) Any cause of action or claim of AGT or STANFORD, accrued or to accrue, because of any breach or default by the other party;

            (c)   The provisions of Articles 8, 9, and 10; and

            (d) AGT's right to sell or otherwise dispose of any Licensed Product(s) remaining in its inventory at the time of termination, provided that royalties shall be due to STANFORD on Net Sales of such inventory as if this Agreement were still in full force and effect.

16.   ASSIGNMENT

      AGT may assign this Agreement with the prior written consent of STANFORD. However, upon notice to STANFORD, AGT may, without further obligation to STANFORD, assign this Agreement to an entity with which it merges or consolidates or to a corporation, partnership or other business entity which during the term of this Agreement, directly or indirectly, is controlled by, controls, or is under common control with AGT, or to which substantially all of its assets relating to the Licensed Patent(s) are sold or otherwise transferred or to a partnership of which AGT is a partner.

17.   ARBITRATION

      17.1. Any controversy arising under or related to a material provision of this Agreement, and any disputed, substantial claim by either party against the other under this Agreement, excluding any dispute relating to patent validity or infringement arising under this Agreement or any controversy or dispute relating to HHMI's rights under Article 10 hereof, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

      17.2. Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by AGT and STANFORD within thirty (30) days of such arbitration request. Judgment upon the decision rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

      17.3. The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit before a United States Federal Court for a

            District to be chosen by the party other than the party which initiated the request for arbitration. The Arbitrator may limit the scope, time and/or issues involved in discovery.

      17.4. Any arbitration shall be held at a neutral location mutually agreed upon in writing by the parties hereto and shall be conducted in adherence to the Federal Rules of Evidence.

      17.5. The fact that arbitration proceedings have been requested, are being conducted and/or have concluded, as well as all information concerning the nature of the controversy, the subject matter of the arbitration, materials and/or testimony produced for discovery whether or not admitted into evidence as well as the nature and/or details of any decision by an arbitrator, shall be maintained in confidence to the fullest extent provided by law. Any disclosure of any of the foregoing by any party shall be preceded by written notice to the other parties of the nature, scope, content, place, date and time of any such intended disclosure, permitting any other party hereto to seek a protective order or any other action appropriate under the circumstances.

      17.6. All expenses incurred in the arbitration, without limitation, shall be divided equally among the parties. Each party shall be responsible for paying its own share of such expenses.

18.   CONFIDENTIALITY

      18.1. AGT, in its performance hereunder, may be disclosing to the Office of Technology Licensing at STANFORD confidential and proprietary information comprising correspondence, documents (such as progress reports, royalty reports and development plans) and other information relating to AGT's performance of its obligations under this Agreement ("Confidential Information").

      18.2. The Office of Technology Licensing at STANFORD agrees to use the Confidential Information only for the purpose for which disclosed by AGT.

      18.3. The Office of Technology Licensing at STANFORD agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity. The Office of Technology Licensing at STANFORD shall have the right to disclose such Confidential Information to employees of the Office for Technology and Trademark Licensing at HARVARD and to other employees of STANFORD and HARVARD who have a need to know such information and agree to be bound by the confidentiality provisions herein. The Office of Technology Licensing at STANFORD and the Office for Patent and Trademark Licensing at HARVARD will treat all such information as confidential and proprietary property of AGT. STANFORD and HARVARD may, however, disclose to third parties total annual royalty payments and general statistical information made hereunder in the context of disclosing statistical information pertaining to the performance of the Office of Technology Licensing.

      18.4. The term "Confidential Information" does not include information that

            (a) is or becomes available to the public other than by disclosure in violation of this Agreement,

            (b) was within the possession of STANFORD or HARVARD prior to the disclosure thereto by AGT,

            (c) is obtained by the STANFORD and HARVARD from a third party who had the legal right to disclose the information to STANFORD and HARVARD, or

            (d) is required to be disclosed by law, government regulation or court order requiring disclosure thereof, or is required to be disclosed to HHMI and/or DHHS as sponsors of the research resulting in the Invention(s), in any such case, provided that AGT is provided with prior written notice of any such disclosure so that AGT may seek a protective order or take other action reasonable in light of the circumstances.

19.   MISCELLANEOUS

      19.1. Waivers.

            Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right.

      19.2. Entire Agreement.

            This Agreement, including the Exhibits attached hereto and which are incorporated herein by reference, contains the entire understanding of the parties hereto, and there are no other agreements or understandings, express or implied, written or oral, as to the subject matter hereof. Without limiting the generality of the foregoing, the License Agreement is hereby superseded.

      19.3. Amendments.

            This Agreement may not be amended or altered except by a written instrument signed by an authorized representative of each party.

      19.4. Governing Laws.

            This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

      19.5. Severability.

            The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby. In the event of the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, the parties shall revise the provision in question or may delete it entirely so as to comply with the decision of said court.

20.   FORCE MAJEURE

            Neither AGT nor its sublicensees shall be liable or be in breach of any provision of this Agreement for any failure or omission on its or their part to perform any obligation hereof because of force majeure, including, without limitation, war, riot, fire, explosion, flood, sabotage, accident or other impediments or hindrances of transportation, strike or other labor disturbances, governmental act or omission including governmental prohibition, or failure to approve, of the manufacture, sale or use of a Licensed Product, or any other cause beyond the control of the party; provided that such failure or omission resulting from one of the foregoing causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

21.   NOTICES

            All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

              To STANFORD:    Office of Technology Licensing
                              Stanford University
                              900 Welch Road, Suite 350
                              Palo Alto, CA 94304-1850
                              Attention: Director

              To AGT:         ARIAD Gene Therapeutics, Inc.
                              26 Landsdowne Street
                              Cambridge, MA 02139
                              Attention: Chairman & Chief Executive Officer

      Either party may change its address upon written notice to the other party.

22.   COUNTERPARTS

      This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which shall together be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.



                              THE BOARD OF TRUSTEES OF THE LELAND
                              STANFORD JUNIOR UNIVERSITY



                              Signature /s/ Katharine Ku
                                        --------------------------

                              Name Katharine Ku
                                   -------------------------------

                              Title Director, Technology Licensing
                                    ------------------------------

                              Date Jan. 26, 1998
                                   -------------------------------




                              ARIAD GENE THERAPEUTICS, INC.



                              /s/ Harvey Berger
                              ------------------------------------
                              Harvey J. Berger, M.D.
                              Chairman and Chief Executive Officer

                              Date January 21, 1998
                                   -------------------------------

                                    EXHIBIT A
                                    ---------

                                   INVENTIONS

      [*]